THIS AGREEMENT (the "Agreement") is dated 9 October 2025 and made between:

(1)
WALL BOX CHARGERS, S.L.U. ("Wall Box Chargers"), with registered office at Paseo de la Castellana number 95, 28th floor, Madrid, and Spanish tax identification number (N.I.F.) B66542903.
(2)
WALLBOX USA INC. ("Wallbox USA"), with registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, United States of America, and Spanish tax identification number (N.I.F.) N02582841.
(3)
AR ELECTRONIC SOLUTIONS, S.L.U. ("AR Electronic"), with registered office at Carrer del Foc 68, 08038 Barcelona, Spain, and Spanish tax identification number (N.I.F.) B66162413.
(4)
WALLBOX, N.V. ("Wallbox NV"), a company duly incorporated in accordance with the laws of the Netherlands, registered in Amsterdam, with registered office at Carrer del Foc 68, 08038 Barcelona, Spain, and Spanish tax identification number (N.I.F.) N0098134J.
(5)
WALLBOX FRANCE SAS ("Wallbox France"), with registered office at Avenue des Champs-Élysées, 75008 Paris, France, and Spanish tax identification number (N.I.F.) N0070873E.
(6)
WALLBOX UK LIMITED ("Wallbox UK"), with registered office at 378-380 Deansgate, M3 4LY Manchester, United Kingdom, and Spanish tax identification number (N.I.F.) N0111655G.
(7)
WALLBOX NETHERLANDS B.V. ("Wallbox Netherlands"), with registered office at Overhoeksplein 1, 1031KS Amsterdam, Netherlands, and Spanish tax identification number (N.I.F.) N0097942G.
(8)
WALLBOX ITALY SRL ("Wallbox Italy"), with registered office at Piazza Tre Torri, 2, 20145 Milan, Italy, and Spanish tax identification number (N.I.F.) N0113105A.
(9)
WBC WALLBOX CHARGERS DEUTSCHLAND GMBH ("Wallbox Germany"), with registered office at Leopoldstraße 23, 80802 Munich, Germany, and Spanish tax identification number (N.I.F.) N0111669H.
(10)
WALLBOX ApS ("Wallbox Denmark"), with registered office at Rädhuspladsen 16, 1550 Copenhagen, Denmark, and Spanish tax identification number (N.I.F.) N0242041B.
(11)
WALLBOX OY ("Wallbox Finland"), with registered office at Azets Insight Oy PL 1, 00028 Azets, Finland, and Spanish tax identification number (N.I.F.) N0241993E.

Hereinafter, each of the above, in its capacity as borrower or guarantor (as applicable) in each of the documents listed in Schedule 1 (Existing Financing) shall be referred to as the "Obligor" and, jointly, the "Obligors".

(12)
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. ("BBVA"), a Spanish credit institution with registered office at Plaza de San Nicolás 4, 48005 Bilbao, duly registered with the Mercantile Registry of Bilbao, and with Spanish tax identification number (N.I.F.) A48265169.
(13)
(BANCO SANTANDER, S.A. ("Santander"), a Spanish credit institution with registered office at Paseo de Pereda numbers 9 to 12, Santander, duly registered with the Mercantile Registry of Santander, and with Spanish tax identification number (N.I.F.) A39000013.
(14)
CAIXABANK, S.A. ("CaixaBank"), a Spanish credit institution with registered office at Calle Pintor Sorolla 2–4, 46002 Valencia, duly registered with the Mercantile Registry of Valencia, and with Spanish tax identification number (N.I.F.) A08663619.

DOCPROPERTY "Document Number" 3214596585

Hereinafter, BBVA, Santander and CaixaBank shall be jointly referred to as the "Original Participating Lenders".

Likewise, the Participating Lenders (as this term is defined below) and the Obligors shall be referred to jointly as the "Parties".

BACKGROUND

(A)
The Group (as this term is defined below) has initiated negotiations with the Participating Lenders with a view to structuring a refinancing transaction relating to a significant portion of the Group's existing financial indebtedness (the "Restructuring").
(B)
In the context of these negotiations, and taking into account the commitments to be assumed by the Group in favour of the Participating Lenders, for the purpose of ensuring the ongoing conduct of the Group’s ordinary business activities during the period of the Restructuring negotiations, the Group has requested that the Participating Lenders maintain the terms, availability and limits of the Existing Financing (as defined below).
(C)
In light of the foregoing and for the purposes of giving formal effect to a series of implicit waivers already agreed with the Original Participating Lenders, the Parties have agreed to enter into this Agreement, which shall be governed by the following terms.

DOCPROPERTY "Document Number" 3214596585

IT IS AGREED as follows:

1
DEFINITIONS AND INTERPRETATION
1.1
Definitions

In this Agreement:

"Accession Letter" means a document in the form set out in Schedule 2 (Accession Letter Form).

"Additional Participating Lender" means a creditor that joins this Agreement as a Participating Lender in accordance with Clause 6 (Changes of Parties).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are opened for general business in Barcelona, Madrid and New York.

"Change of Control" means:

(a)
that the Reference Shareholders, taken together, cease to hold, directly or indirectly, shares or ownership interests representing at least fifty per cent. (50%) of the voting rights in Wallbox NV; or
(b)
that any of the following Reference Shareholders sells Class A Shares or Class B Shares (as applicable) representing ten per cent. (10%) or more of their respective shareholding as of the date of this Agreement:
(i)
[Intentionally omitted]

"Confidential Information" means all information relating to any Obligor, the Group or the Finance Documents of which a Participating Lender becomes aware in its capacity as, or for the purpose of becoming, a Participating Lender or which is received by a Participating Lender in relation to, or for the purpose of becoming a Participating Lender under, the Finance Documents or this Agreement from either:

(a)
any member of the Group or any of its advisers; or
(b)
another Participating Lender, if the information was obtained by that Participating Lender directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(ii)
is or becomes public information other than as a direct or indirect result of any breach by that Participating Lender of Clause 5 (Confidentiality);
(iii)
is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iv)
is known by that Participating Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Participating Lender after that date, in each case from a source which is, as far as that Participating Lender is aware, unconnected with the Group and which, in either case, as far as that Participating Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

DOCPROPERTY "Document Number" 3214596585

"Default" means any event or circumstance which allows the relevant creditor under a Finance Document to early mature, early terminate or otherwise accelerate (as applicable) a Finance Document or any Existing Financing.

"Enforcement Action" means any action of any kind to:

(c)
declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of any indebtedness owed by any of the Obligors under the Finance Documents;
(d)
recover from any Obligor or demand cash cover in respect of, all or any part of any indebtedness owed by any of the Obligors (including payments of principal interest, fees, or other amount payable under the Existing Financing and/or by exercising any set-off, save as required by law);
(e)
exercise any right or impose any restriction under the Finance Documents as a consequence of (exclusively) the occurrence of a Suspended Default;
(f)
exercise or enforce any right under any guarantee, indemnity, or any right in respect of any security, in each case granted in relation to (or given in support of) all or any part of any indebtedness owed by any of the Obligors under the Finance Documents;
(g)
demand or accept from any of the Obligors any additional security or collateral of any form (including any guarantee or surety) in respect of any outstanding commitments under the Finance Documents;
(h)
seize, expropriate, appropriate, attach, or any other sequestration, distress, or execution with respect to any assets (including cash) of any of the Obligors, or exercise any right of amalgamation or combination of accounts or liabilities, counterclaim or set off in reduction of outstandings under the Finance Documents;
(i)
petition, apply or vote for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress, and diligence) or other procedure or step being taken in relation to the winding-up, dissolution, insolvency, administration, restructuring or reorganisation of any of the Obligors or receivership or administrative receivership with regard to any of their assets;
(j)
sue, claim, institute, or continue legal process (including, legal proceedings, execution, distress, and diligence) against any of the Obligors in relation to any Finance Documents; or
(k)
vary, restate, replace, waive, or release any term of any Finance Documents which would result in the acceleration of any payment of principal, interest, fees, or other amount payable to a Participating Lender under the relevant Finance Documents.

"Existing Financing" means all present and future moneys, debts, claims, liabilities and obligations due, owing or incurred from time to time by any Obligor, in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise, granted by the Participating Lenders to the Obligors, the details and purpose of which are described in Schedule 1 (Existing Financing) and, where applicable, in an Accession Letter.

"Finance Documents" means (i) the Framework Agreement; (ii) each of the documents listed in Schedule 1 (Existing Financing) and, where applicable, in an Accession Letter; and (iii) each of the documents defined as "Finance Document", "Financing Agreement" or "Transaction Document" in the Framework Agreement or any of the finance documents referred to in paragraph (ii) above.

DOCPROPERTY "Document Number" 3214596585

"Framework Agreement" means the master agreement originally entered on 11 November 2024 and notarised before the Notary Public of Barcelona, Ms. Laura Nogales Martín, under number 206 of her notarial register of transactions (libro registro de operaciones), as supplemented, amended or restated from time to time.

"Group" means Wallbox NV, each of the Obligors and their respective Subsidiaries at any given time.

"Insolvency Event" means, in relation to an Obligor (other than Wallbox Germany, Wallbox Denmark and Wallbox Finland):

(l)
instituting winding-up, bankruptcy, insolvency, restructuring, rehabilitation, dissolution, administration, or reorganisation (by way of voluntary arrangement, scheme of arrangement, or otherwise) proceedings;
(m)
filing the notice set out in article 585 et seq. of the Spanish Insolvency Law or equivalent instrument in any other jurisdiction;
(n)
being in an insolvency state (estado de insolvencia), including without limitation as a consequence of not being able to meet regularly its payment obligations according to article 2 of the Spanish Insolvency Law or equivalent legislation in any other jurisdiction, or otherwise fails or admits its inability generally to pay its debts as they become due;
(o)
making a general composition, compromise, assignment, or arrangement with a creditor, a group of creditors or all its creditors generally (including by means of a Spanish restructuring plan), except for any such arrangement made with at least all the Original Participating Lenders;
(p)
any suspension of payments or moratorium of any indebtedness, or any analogous procedure or step in any jurisdiction;
(q)
the appointment of a liquidator, receiver, administrative receiver, administrator (including an administrador concursal), compulsory manager, or other similar officer or position (in each case, whether provisional or definitive) over it or over any of its assets; or
(r)
any analogous procedure or step in any jurisdiction.

"Majority Participating Lenders" means a Participating Lender or Participating Lenders whose participation in the Participating Lenders’ Exposure aggregates 66.66 per cent or more of the Participating Lenders’ Exposure or, if the Participating Lenders’ Exposure has been reduced to zero, aggregated 66.66 per cent or more of the Participating Lenders’ Exposure prior to that reduction.

"Material Adverse Effect" means, in the reasonable opinion of the Majority Participating Lenders, a material adverse effect now or in the future on:

(s)
the financial position, property, assets, prospects, business or revenue of any of the Obligors; or
(t)
the ability of any of the Obligors to perform its obligations under this Agreement or any of the Finance Documents; or
(u)
the validity or enforceability of this Agreement, any Finance Document or the rights or remedies of any Participating Lender under this Agreement or any of the Finance Documents.

DOCPROPERTY "Document Number" 3214596585

"Non-Working Capital Debt" means any Existing Financing which is identified as "Non-Working Capital Debt" in PART A (Non-Working Capital Debt) of Schedule 1 (Existing Financing) (and, where applicable, in an Accession Letter).

"Participating Lenders" means, jointly, the Original Participating Lenders and the Additional Participating Lenders.

"Participating Lenders’ Exposure" means the aggregate of (a) the amounts identifed as “Existing Financing as of 3 October 2025” in in PART A (Non-Working Capital Debt) of Schedule 1 (Existing Financing) and (b) the amounts set out as "Maximum Facility Amount" in PART B (Working Capital Debt) of Schedule 1 (Existing Financing) (and, where applicable, in an Accession Letter).

"Reference Shareholders" means:

(v)
[Intentionally omitted]

or any of their universal successors.

"Spanish Civil Code" means the Spanish Royal Decree of 24 July 1889 approving the Civil Code (Código Civil), as amended from time to time.

"Spanish Commercial Code" means the Spanish Royal Legislative Decree dated 22 August 1885, approving the Spanish Commercial Code (Código de Comercio), as amended from time to time.

"Spanish Insolvency Law" means the recast text of the Spanish Insolvency Law approved by the Royal Legislative Decree 1/2020, of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended from time to time.

"Standstill Period" means the period of time from the date of this Agreement until the Termination Date.

"Subsidiary" of an entity means an entity which:

(w)
is directly or indirectly controlled or owned by the first-mentioned entity;
(x)
more than 50 per cent. of the voting capital or similar right of ownership and/or control is owned (legally or beneficially), directly or indirectly, by the first-mentioned entity; or
(y)
is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for this purposes, means an entity shall be treated as being controlled by another if that other entity is able or has the power to direct its management and the policies of the entity whether through the ownership of voting capital, by contract or by acting in concert with other shareholders or otherwise (including without limitation, where used in relation to a Spanish company, as established in Article 42 of the Spanish Commercial Code).

"Surviving Provisions" means Clauses 1 (Definitions and interpretation), 5 (Confidentiality), 7 (Notices), 11 (Costs and expenses) 12 (Applicable law) and 13 (Jurisdiction) of this Agreement.

"Suspended Defaults" has the meaning given to that term in Clause 3.1 (Acknowledgement of Defaults) and a "Suspended Default" means any of them.

"Syndicated Lenders" means each lender and finance party under the syndicated loan agreements originally entered into on 16 October 2023 by, among others, Wall Box

DOCPROPERTY "Document Number" 3214596585

Chargers, as borrower, Wallbox NV and Wallbox USA, as guarantors, EBN Banco de Negocios, S.A., Instituto de Crédito Oficial, E.P.E., Institut Català de Finances, and Mora Banc Grup, S.A., as lenders, and EBN Banco de Negocios, S.A., as arranger and agent. As of the date of this Agreement, the Syndicated Lenders are EBN Banco de Negocios, S.A., Instituto de Crédito Oficial, E.P.E., Institut Català de Finances, Mora Banc Grup, S.A. and Compañía Española de Financiación del Desarrollo, COFIDES, S.A., S.M.E.

"Termination Date" means the earliest of the following dates:

(z)
the date falling one month after the date of this Agreement (or such later date as may be agreed by all the Participating Lenders) if any of the Syndicated Lenders has not acceded to this Agreement in accordance with Clause 6.1 (Additional Participating Lenders); or
(aa)
the date on which any Obligor (or any other Group company, or any third party on behalf of an Obligor or Group company) makes any payment to any financial creditor of the Group, unless such payment is made in accordance with paragraphs (iv) and (vi) of Clause 4(c) of this Agreement or to regularize and pay the Unpaid Amounts at any time (together with related interest, fees, instalments, costs or penalties related to these Unpaid Amounts); or
(bb)
23:59 (CET) on 9 December 2025 (or such later date as may be agreed by all the Participating Lenders); or
(cc)
the date on which this Agreement is terminated in accordance with its terms; or
(dd)
such date on which the Restructuring is implemented and all conditions for the effectiveness of the Restructuring have been satisfied.

"Unpaid Amounts" means the following amounts in relation to working capital debt that, as of 3 October 2025, are derived as unpaid amounts in relation to the following Original Participating Lenders: (i) Banco Santander: €18,343,129.00; (ii) BBVA: €5,839,421.00; and (iii) CaixaBank: €6,074,716.00.

"Working Capital Debt" means any Existing Financing which is identified as "Working Capital Debt" in PART B (Working Capital Debt) of Schedule 1 (Existing Financing) (and, where applicable, in an Accession Letter).

1.2
Interpretation
(a)
Unless a contrary indication appears, any reference in this Agreement to:
(ii)
a "Participating Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, if applicable, this Agreement;
(iii)
"assets" include present and future properties, revenues and rights of every description;
(iv)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;
(v)
the/this "Agreement" is a reference to this Agreement as amended, novated, supplemented, extended or restated;

DOCPROPERTY "Document Number" 3214596585

(vi)
"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(vii)
"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(ix)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(x)
a “provision of law” is a reference to that provision as amended or re-enacted;
(xi)
"insolvency" includes, without limitation (a) a "concurso" or any other equivalent legal proceeding and any step or proceeding related to it has the meaning attributed to them under the Spanish Insolvency Law (including, without limitation, any petition filed under articles 585 et seq. of the Spanish Insolvency Law); and (b) any insolvency event or insolvency proceeding including, without limitation, a declaración de concurso, necessary or voluntary (necesario o voluntario) as well as the filling of a request for such declaration (solicitud de declaración) any notice to a competent court pursuant to articles 585 et seq. of the Spanish Insolvency Law and its "solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores and transacción judicial o extrajudicial”;
(xii)
"security" includes, without limitation, any pledge (prenda con o sin desplazamiento posesorio), mortgage (hipoteca), financial guarantee (garantía financiera pignoraticia) and any other in rem right (garantía real) or other transaction having the same effect as each of the foregoing; and
(xiii)
a time of day is a reference to Madrid time.
(b)
Section, Clause and Schedule headings are for ease of reference only.
(c)
None of the terms and conditions of this Agreement shall be construed as an obligation or commitment on the part of the Participating Lenders to reach an agreement in relation to the Restructuring. The Participating Lenders do not assume any obligation to the Obligors and the Group or to the other Participating Lenders to achieve any result in the course of such negotiations or, therefore, to undertake the Restructuring.
1.3
Currency symbols and definitions

"€", "EUR" and "euro" mean the single currency of the Member States of the European Union.

DOCPROPERTY "Document Number" 3214596585

2
EXISTING FINANCING
2.1
Relationship with other Finance Documents

Unless a contrary intention or indication appears in this Agreement, the Finance Documents shall continue in full force and effect, and the relevant Parties shall continue to comply with their terms, provided that in the event of any inconsistency between the Finance Documents and this Agreement, this Agreement shall prevail.

For the avoidance of doubt, notwithstanding any provision to the contrary in the Finance Documents (including, without limitation, Clause 7.2 of the Framework Agreement), the Participating Lenders waive the requirement for the relevant Obligors to maintain a minimum monthly amount of Cash and Cash Equivalents (as this term is defined in the Framework Agreement, "Caja y Equivalentes") of € 35,000,000 during the Standstill Period. Further, no certificate or other evidence of compliance with this covenant shall be required to be delivered for any period in which such waiver applies.

2.2
Confirmation of Existing Financing

Each Participating Lender confirms to the other Participating Lenders that its Existing Financing is as indicated in Schedule 1 (Existing Financing) and, where applicable, in an Accession Letter.

2.3
Confirmation of no defaults

Each Obligor confirms that no default (other than the Suspended Defaults) has occurred in accordance with the terms and conditions of the Finance Documents or in relation to any other debt document to which an Obligor is a party, including, without limitation, any default on payment obligations. This confirmation shall be deemed to be made on a daily basis during the Standstill Period.

2.4
Representations

Each Obligor:

(ee)
represents that, as at the date of this Agreement, the total financial indebtedness of the Group is as set out in Schedule 4 (Group's Total Financial Indebtedness); and
(ff)
makes the representations set out in the Finance Documents to each relevant Participating Lender by reference to the facts and circumstances existing during the Standstill Period and in accordance with the terms agreed in this Agreement.

These representations shall be deemed to be made on a daily basis during the Standstill Period.

2.5
Permitted Actions

Notwithstanding the provisions of Clause 3 (Forbearance and Standstill Provisions), the Participating Lenders may in any case take the actions detailed below:

(gg)
allow any obligation to be repaid or cancelled in the normal course of the corresponding transaction, including, without limitation, the repayment and subsequent disposal of any revolving credit (provided that, in each case, any payment or cancellation does not constitute a permanent reduction in the corresponding Existing Financing);
(hh)
to the extent permitted by the terms of the corresponding Existing Financing, continue to operate the Existing Financing in the way it is operated in the ordinary

DOCPROPERTY "Document Number" 3214596585

and usual course of business by the relevant Obligor with each Participating Lender; and
(ii)
in connection with the Working Capital Debt only, claim payment of any obligations due on their maturity date and/or in the event of default on such payment obligations in accordance with the Finance Documents, provided in all cases that such claim does not relate to a Suspended Default.
3
FORBEARANCE AND STANDSTILL PROVISIONS
3.1
Acknowledgement of Defaults
(jj)
Each of the Obligors declares that the Defaults set out in Schedule 3 (Suspended Defaults) have occurred and are continuing as of the date of this Agreement (the "Existing Defaults") or may occur during the Standstill Period (the "Potential Future Defaults" and, together with the Existing Defaults, the "Suspended Defaults").
(kk)
The Obligors shall promptly notify the Participating Lenders (i) any step taken towards the remediation of a Suspended Default, as well as (ii) any Suspended Default ceasing to be a Default (either as a consequence of such circumstance being waived or remedied).
3.2
Suspension of rights
(ll)
Each of the Participating Lenders agrees to forbear from exercising during the Standstill Period any of the rights it may have, or take any of the steps, identified in Clause 3.4 (No Enforcement) as a result of any Suspended Default.
(mm)
Notwithstanding the above and for the avoidance of doubt, the Suspended Defaults shall remain outstanding during the Standstill Period unless remedied or formally waived in accordance with relevant provisions of relevant Finance Documents.
(nn)
The Parties acknowledge and agree that on termination or expiry of the Standstill Period the rights and remedies of the Participating Lenders in respect of the Suspended Defaults shall be (to the extent that the relevant Suspended Defaults have not been remedied or waived during the Standstill Period in accordance with provisions of relevant Finance Documents) reinstated in full and, for the avoidance of doubt, the arrangements and agreements referred to in this Clause 3 (Forbearance and Standstill provisions) shall cease to apply.
3.3
Availability of the Existing Financing and application of Unpaid Amounts

Each Participating Lender undertakes that, during the Standstill Period:

(oo)
it shall not take any action to terminate, cancel, reduce or limit availability of any Existing Financing of that Participating Lender, except as permitted under Clause 2.5 (Permitted Actions);
(pp)
it shall ensure that any Existing Financing which is made available by this Participating Lender remains fully available on and subject to the terms set out in the respective Finance Documents and at the amounts set out as "Maximum Facility Amount" in Schedule 1 (Existing Financing), and, where applicable, in an Accession Letter, provided however that any Suspended Defaults shall be disregarded for the purpose of fulfilment of conditions for utilisation; and
(qq)
it shall ensure that any amount paid by a client in respect of an Unpaid Amount and received under a factoring line, shall be paid to the Group upon receipt, instead of being applied towards repayment or offset Unpaid Amounts.

DOCPROPERTY "Document Number" 3214596585

(rr)
In the event that, at any time during the Standstill Period, the Obligors fall below the Unpaid Amounts limits (established as of 3 October 2025) in respect of the outstanding working capital debt owed to a Participating Lender, the Obligors may restore their position, within such limits, vis-à-vis such Participating Lender.
3.4
No Enforcement

During the Standstill Period no Participating Lender shall:

(ss)
take any Enforcement Action in respect of any of the Obligors and any of the Finance Documents and, in particular, during the Standstill Period, no Participating Lender shall take any Enforcement Action against any of the Obligors in relation to the Unpaid Amounts or claim or demand payment of any interest accrued on such Unpaid Amounts during the Standstill Period (without prejudice to the Parties expressly agreeing that the Obligors shall be entitled to regularize and pay the Unpaid Amounts at any time (together with related interest, fees, instalments, costs or penalties related to these Unpaid Amounts));
(tt)
direct or encourage any other person to take any Enforcement Action in respect of any of the Obligors and any of the Finance Documents; or
(uu)
vote, or allow any proxy appointed by it to vote, in favour of any Enforcement Action in respect of any of the Obligors and any of the Finance Documents.
4
UNDERTAKINGS
(d)
Notwithstanding anything in this Agreement, during the Standstill Period:
(xiv)
each Participating Lender shall inform each Participating Lender and Obligor:
-
promptly upon becoming aware of its occurrence, of any Default or an Event of Default (howsoever defined) having occurred under any Finance Document; and
-
promptly, of any assignment of its rights or any transfer of its rights and obligations under any Finance Document.
(xv)
each Obligor shall inform each Participating Lender and Obligor promptly upon becoming aware of its occurrence, of any default or an Event of Default (howsoever defined) having occurred under any Finance Document or any other debt document to which an Obligor is a party.
(e)
Each Obligor shall promptly notify each Participating Lender upon becoming aware of:
(xvi)
any withdrawal made under any Existing Financing after the date of this Agreement;
(xvii)
any definitive communication from any regulator, which may reasonably be expected to affect the Restructuring or have a Material Adverse Effect (subject to any requirements of that regulator to keep all or part of that communication and the contents thereof confidential, save that, to the extent permitted by those requirements, all or part of that communication (as applicable) may be shared with the Participating Lenders' advisers only);
(xviii)
any new material litigation, arbitration or administrative proceedings commenced against it which may reasonably be expected to have a Material Adverse Effect; or
(xix)
any other change, event or circumstance which may reasonably be expected to have a Material Adverse Effect.

DOCPROPERTY "Document Number" 3214596585

(f)
Additionally, each Obligor, acting on its own behalf and on behalf of the other companies of the Group, undertakes, during the Standstill Period, to:
(xx)
collaborate in good faith in the definition, approval, and implementation of the Restructuring;
(xxi)
on a best efforts basis, ensure that any drawdowns under the Existing Financing should be made in proportion to each Participating Lender's participation in the aggregate of the amounts set out as "Maximum Facility Amount" in PART B (Working Capital Debt) of Schedule 1 (Existing Financing) (and, where applicable, in an Accession Letter);
(xxii)
in addition to the information obligations set out in the Finance Documents, provide the Participating Lenders and their advisers with all such assistance, information and documentation as may be necessary or desirable for the appropriate assessment of the terms of the Restructuring proposal;
(xxiii)
in connection with the Working Capital Debt only, duly pay, on the respective due dates, any amount payable in accordance with the terms and conditions of the Finance Documents, unless as a result of such non-payment the Unpaid Amounts of the relevant Participating Lender is within the limit set out in the definition of “Unpaid Amounts” for that Participating Lender, provided in all cases that such amount is not payable as a result of a Suspended Default (without prejudice to the ability of the Obligors to regularize or pay the Unpaid Amounts at any time (together with related interest, fees, instalments, costs or penalties related to these Unpaid Amounts));
(xxiv)
not to assign its rights or transfer its rights and obligations under any Finance Document;
(xxv)
not to repay or prepay or cancel, in any manner, any indebtedness except as expressly permitted under this Agreement;
(xxvi)
refrain from negotiating and agreeing bilaterally with any Participating Lender on any termination, replacement amendment or novation of the Existing Financing or Finance Documents;
(xxvii)
refrain from incurring additional indebtedness, other than (a) non-financial indebtedness with suppliers in the ordinary course of its business or (b) with the prior consent of the Majority Participating Lenders;
(xxviii)
maintain the ordinary course of business activities of the Group as they have been conducted to date, without prejudice to any asset disposal programme currently being implemented by the Group, provided that any such disposals are permitted by the Majority Participating Lenders;
(xxix)
refrain from taking any action that could prejudice the Restructuring and undertake all necessary measures to ensure as promptly as possible the successful completion of the negotiations intended to implement the Restructuring;
(xxx)
refrain from applying for a declaration of insolvency (concurso) except where such application is mandatory under the Spanish Insolvency Law or otherwise required by applicable law;
(xxxi)
in respect of Wallbox NV only, the declaration, payment or distribution of any dividend (whether in cash or in kind) or share premium reserve, the payment of any interest or principal or any shareholder loan or redeeming, repurchasing, defeasing, retiring, or repaying any of its share capital or resolving to do so; and

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(xxxii)
inform the Participating Lenders of their intention to file a notice with the competent court in connection with any insolvency proceedings pursuant to Article 585 et seq. of the Spanish Insolvency Law (or any other action related with an Insolvency Event in any jurisdiction).
(g)
Lastly, Wallbox Germany, Wallbox Denmark, and Wallbox Finland undertake, during the Standstill Period, not to make any withdrawal under any Existing Financing.
5
CONFIDENTIALITY
5.1
General disclosure restrictions

Subject to Clause 5.2 (Excluded information) and the terms of any confidentiality agreements between any member of the Group and any other Party, a Party may not disclose to any person:

(vv)
the contents of this Agreement; or
(ww)
any Confidential Information.
5.2
Excluded information

The restrictions imposed by Clause 5.1 (General disclosure restrictions) shall not apply in respect of any information:

(xx)
which now or hereafter comes into the public domain otherwise than as a result of any breach of such undertaking of confidentiality; or
(yy)
which is lawfully obtained by the receiving party from a person who, as far as the receiving party is aware and having made reasonable enquiry, is not a Party (other than any member of the Group) and such person is not, as far as the receiving party is aware and having made reasonable enquiry, in breach of any undertaking of confidentiality in respect of such information.
5.3
Permitted disclosure

A Party may disclose the contents of this Agreement and/or any Confidential Information:

(zz)
to any potential assignee or sub-participant, provided that the corresponding confidentiality agreement is signed in terms similar to those set forth in this Clause 5, and provided that both the assignor and assignee strictly comply with applicable US capital markets law;
(aaa)
to a disclosing party’s affiliates, officers, directors, employees, contractors and professional advisors for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Restructuring and this Agreement;
(bbb)
to the disclosing party’s auditors;
(ccc)
to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation or by a court of law;
(ddd)
to a court or authority in the course of proceedings, investigations or disputes before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings, investigations or disputes or is necessary in connection with

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enforcing any right, power or remedy it may have under a document to which it is a party.
5.4
Inside information

Each of the Participating Lenders:

(eee)
acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse; and
(fff)
undertakes not to use any such Confidential Information for any unlawful purpose.
6
CHANGE OF PARTIES
6.1
Additional Participating Lenders

Any creditor (which is not a related entity with an Obligor) of the Obligors may join this Agreement by signing an Accession Letter whereby it accepts all terms and conditions of this Agreement and undertakes to comply with all obligations applicable to it as a Participating Lender hereunder. From the date of its accession, references in this Agreement to a Participating Lender shall include the relevant entity individually, as applicable.

6.2
Accession of HSBC, Citi and Deutsche Bank

The Obligors shall procure that each of HSBC Continental Europe, Citibank Europe PLC and Deutsche Bank, Sociedad Anónima Unipersonal will, within one month of the date of this Agreement, duly execute and deliver an Accession Letter, whereby each of them will accept all terms and conditions of this Agreement and will undertake to comply with all obligations applicable to it as a Participating Lender hereunder. From the date of its accession, references in this Agreement to a Participating Lender shall include the relevant entity individually, as applicable.

6.3
Changes in Participating Lenders
(ggg)
No Participating Lender may assign any of its rights or obligations under a Finance Document to any person unless:
(i)
the assignment is permitted by the relevant Finance Document to which it is a party, and the assignment is formalised in accordance with the provisions of such Finance Document; and
(ii)
such person agrees to be bound by this Agreement as a Participating Lender by signing and returning an Accession Letter.
(hhh)
From the date of signing of the relevant Accession Letter (which must be signed by the assigning Participating Lender):
(iii)
any Participating Lender that, as a result of the transfer, ceases to be a Participating Lender in relation to one or more of the Existing Financings, shall be released from any additional obligations to the remaining Parties under this Agreement in relation to such Existing Financing (except for any rights arising prior to such date); and
(iv)
from that date, the relevant Additional Participating Lender shall assume the same obligations and have the same rights under this Agreement in relation to the Existing Financing as if it were an Original Participating Lender.

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6.4
Notification to the Parties

Upon execution of any Accession Letter in accordance with the provisions of this Clause 6 (Changes of Parties), the Additional Participating Lender shall send a copy of the relevant Accession Letter to all Parties.

6.5
Changes in the Obligors

The Obligors may not assign, transfer, replace or subrogate to a third party the rights and obligations contracted under this Agreement.

7
NOTICES
7.1
Communications in writing

Any notices, approvals, consents or other communications or documents to be made or delivered under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made or delivered by email or letter.

7.2
Addresses

All notices, approvals, consents or other communications or documents under or in connection with this Agreement shall be delivered as follows:

(iii)
to each Party that is a Party as at the date of this Agreement: to the address (including email addresses) set out next to its name on the signature page;
(jjj)
to any Party which is not a Party as at the date of this Agreement: to the address (including email addresses) set out in its Accession Letter; or
(kkk)
any substitute address, email address or department or officer as the Party may notify to the Parties by not less than five Business Days' notice.
7.3
Delivery
(lll)
All notices, approvals, consents or other communications or documents made or delivered by one person to another under or in connection with this Agreement shall only be effective:
(v)
if by email, when received in readable form; or
(vi)
if by letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 7.2 (Addresses), if addressed to that department or officer.

(mmm)
Any notices, approvals, consents or other communications or documents made or delivered to Wallbox NV in accordance with this Clause shall be deemed to have been made or delivered to each of the Obligors.
(nnn)
Any notices, approvals, consents or other communications or documents made or delivered under or in connection with this Agreement which become effective, in accordance with paragraphs (a) or (b) above, after 5:00 p.m. in the place of receipt, shall be deemed only to become effective on the following day (regardless of whether that is a Business Day in the place of receipt).

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8
TERMINATION
8.1
Automatic termination

This Agreement shall automatically terminate on the Termination Date.

8.2
Termination by the Participating Lenders
(ooo)
Any Participating Lender may terminate this Agreement with a five Business Days’ notice period by delivering written notification to Wallbox NV upon the occurrence of any of the following circumstances:
(vii)
a breach by any of the Obligors of any of its obligations under this Agreement (different from the obligation set out in Clause 6.2 (Accession of HSBC, Citi and Deutsche Bank));
(viii)
an Insolvency Event has occurred (other than as agreed with or instructed by the Majority Participating Lenders);
(ix)
a Change of Control has occurred (other than as agreed with or instructed by the Majority Participating Lenders);
(x)
a breach by any of the Obligors of any confirmation or representation made under this Agreement;
(xi)
a default, breach, acceleration or termination (each of them howsoever described) under or in relation to any debt document to which an Obligor is a party (other than those triggered by a Suspended Default);
(xii)
a breach by any other Participating Lender of its obligations under this Agreement; or
(xiii)
the performance of any of its obligations under the relevant Finance Documents to which it is a party, the financing or maintenance of the exposure in utilisations becomes illegal in accordance with the mandatory provisions of law or regulations applicable to that Participating Lender.
(ppp)
The Majority Participating Lenders may terminate this Agreement with a five Business Days’ notice period by delivering written notification to Wallbox NV upon the failure of any of HSBC Continental Europe, Citibank Europe PLC or Deutsche Bank, Sociedad Anónima Unipersonal to execute and deliver an Accession Letter in accordance with Clause 6.2 (Accession of HSBC, Citi and Deutsche Bank).
8.3
No termination for own breach

Notwithstanding any other Clause in this Agreement, nothing in this Agreement permits any Party to terminate this Agreement as a result of its own breach of this Agreement.

8.4
Effect of termination

This Agreement will cease to have any further effect for all Parties on the date on which it is terminated in accordance with Clauses 8.1 (Automatic termination) or 8.2 (Termination by the Participating Lenders), save for the Surviving Provisions which shall remain in full force and effect and save in respect of breaches of this Agreement which occurred before such termination.

8.5
Notification of termination

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Each Party shall promptly notify each other Party if it becomes aware that this Agreement may be, or has been, terminated in accordance with Clauses 8.1 (Automatic termination) or 8.2 (Termination by the Participating Lenders).

9
LANGUAGE

This Agreement is executed in both English and Spanish. In the event of any conflict, inconsistency, ambiguity or difference in interpretation between the English and the Spanish texts, the Spanish version shall prevail.

10
PARTIAL INVALIDITY

If at any time any provision of this Agreement is held to be illegal, void or unenforceable under the laws of any competent jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of such provision under the laws of any other competent jurisdiction, shall not be affected or impaired in any way by such circumstance.

11
COSTS AND EXPENSES

The Obligors shall pay to the Participating Lenders, upon demand, the amount corresponding to all costs and expenses incurred by the Participating Lenders in connection with the negotiation, preparation, execution, and performance of this Agreement.

12
APPLICABLE LAW

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Spanish law (Ley común española).

13
JURISDICTION

With express waiver of any other jurisdiction to which they may be entitled, the parties hereby submit to the jurisdiction of the Courts and Tribunals of the city of Madrid for the settlement of any disputes that may arise in connection with the interpretation, compliance, termination and execution of this Agreement.

14
SIGNATURE

The Parties agree that this Agreement may be executed by means of e-mail on the date first set out above.

For such purpose, the Participating Lenders will sign the signature pages of this Agreement and send, with a copy to their lawyers, to the lawyers of the Obligors a scanned copy of those pages by electronic mail to the addresses referenced below.

In turn, the Obligors will also sign the signature pages and send to their lawyers a scanned copy of those pages by electronic mail to the addresses referenced below.

Once confirmed the receipt by the lawyers of the Obligors of scanned copies of all the executed signature pages, the lawyers of the Obligors will circulate to all Parties a complete consolidated version of the Agreement including the signature pages executed by all Parties.

The Parties agree that the Agreement executed as described above will have full effect on its own terms and serve as proof of the agreements reached between them.

For these purposes, the e-mail addresses of the lawyers are:

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Lawyers of the Participating Lenders (Clifford Chance, S.L.P.):

•
[Intentionally omitted]

Lawyers of the Obligors (Linklaters, S.L.P.):

•
[Intentionally omitted]

This Agreement has been entered into on the date stated at the beginning of this Agreement.

DOCPROPERTY "Document Number" 3214596585

The Obligors / Los Obligados WALL BOX CHARGERS, S.L.U. .......................................... Name: Title:
WALLBOX USA INC. .......................................... Name: Title:
AR ELECTRONIC SOLUTIONS, S.L.U. .......................................... Name: Title:
WALLBOX, N.V. .......................................... Name: Title: Address for notices: Att: Tel: Email:

DOCPROPERTY "Document Number" 3214596585

[Standstill Agreement – Signature Page]

WALLBOX FRANCE SAS .......................................... Name: Title:
WALLBOX UK LIMITED .......................................... Name: Title:
WALLBOX NETHERLANDS B.V. .......................................... Name: Title:
WALLBOX ITALY SRL .......................................... Name: Title:
WBC WALLBOX CHARGERS DEUTSCHLAND GMBH .......................................... Name: Title:

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[Standstill Agreement – Signature Page]

WALLBOX ApS .......................................... Name: Title:
WALLBOX OY .......................................... Name: Title:

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[Standstill Agreement – Signature Page]

The Original Participating Lenders / Los Prestamistas Participantes Originales BANCO BILBAO VIZCAYA ARGENTARIA, S.A. .......................................... Name: Title:
.......................................... Name: Title: Address for notices: Att: Tel: Email:

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[Standstill Agreement – Signature Page]

BANCO SANTANDER, S.A. .......................................... Name: Title: .......................................... Name: Title: Address for notices: Att: Tel: Email:

DOCPROPERTY "Document Number" 3214596585

[Standstill Agreement – Signature Page]

CAIXABANK, S.A. .......................................... Name: Title: .......................................... Name: Title: Address for notices: Att: Tel: Email:

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[Standstill Agreement – Signature Page]

Schedule 1 (EXISTING FINANCING)	Anexo 1 (FINANCIACIÓN EXISTENTE)
PART A: NON-WORKING CAPITAL DEBT	PARTE A: DEUDA NO CIRCULANTE

[Intentionally omitted]

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i

PART B: WORKING CAPITAL DEBT	PARTE B: DEUDA CIRCULANTE

[Intentionally omitted]

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Schedule 2 (ACCESSION LETTER FORM)
To: [●], by email to [●] From:[Additional Participating Lender] Dated:
Wallbox, N.V. - Standstill Agreement originally dated 9 October 2025 (the "Agreement")
(15) We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
(16) We agree to accede to and be bound by the terms of the Agreement as a Participating Lender.
(17)
Our Existing Financing is as set out below:

Non-Working Capital Debt:

Document [●]:

Participating Lender:

Obligor:

Title of the document and original date:

Type of Facility:

Amount of the Existing Financing as of the accession date:

End of availability period (howsoever defined):

Maturity:

[●]

Working Capital Debt: Document [●]: Participating Lender: Obligor: Title of the document and original date: Type of Facility: Maximum Facility Amount: End of availability period (howsoever defined): Maturity:

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[●]
(18) Our notice details for the purposes of Clause 7 (Notices) are as follows: Address for notices: Att: Tel: Email:
(19)
[It is hereby noted that the Participating Lenders forming part of the Syndicate ("Sindicato", as defined in the Framework Agreement) are subject to an intercreditor agreement entered into for the purpose of regulating the coexistence of the Syndicated Facilities Agreement and the COFIDES Financing Agreement ("Contrato de Financiación Sindicada" and "Contrato de Financiación COFIDES", as defined in the Framework Agreement), which was executed by means of a notarial deed before the Notary of Barcelona, Ms Laura Nogales Martín, under number 208 of her notarial register of transactions (libro registro de operaciones). Consequently, the Participating Lenders forming part of the Syndicate shall act as a single Participating Lender (through EBN BANCO DE NEGOCIOS, S.A. (as agent)) with regard to decision-making and voting matters under the Agreement.]

(20) This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by Spanish law.

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Schedule 3 (SUSPENDED DEFAULTS)
Existing Defaults
Each of the following Defaults or Events of Default in respect of Non-Working Capital Debt (howsoever described in the Finance Documents relating to Non-Working Capital Debt):
(21)
Failure to pay, on their due date, any amount of principal, interest, fees, instalments, costs, penalties or any other sum owed by the Obligors under the Finance Documents relating to Non-Working Capital Debt (including loans), in whole or in part.

(22)
Breach of any obligation, undertaking or covenant assumed by the Obligors under the Finance Documents relating to Non-Working Capital Debt, whether relating to principal or ancillary obligations, information duties, maintenance of security, compliance with financial covenants or any other requirement whatsoever.

Each of the following Defaults or Events of Default in respect of Working Capital Debt (howsoever described in the Finance Documents relating to Working Capital Debt):
(23) Failure to pay, on their due date, any amounts up to the Unpaid Amounts (together with related interest, fees, instalments, costs or penalties related to these Unpaid Amounts).
(24)
Breach of any obligation, undertaking or covenant assumed by the Obligors under the Finance Documents exclusively relating to payment of the Unpaid Amounts under the Working Capital Debt, whether relating to principal or ancillary obligations, information duties, maintenance of security, compliance with financial covenants or any other requirement whatsoever.

Potential Future Defaults
Any Default or an Event of Default (howsoever described in the Finance Documents) arising during the Standstill Period as a result of:
(25) any misrepresentation occurring as a result of any representation being repeated that no Default or Event of Default is continuing to the extent it is exclusively referred to a Suspended Default;
(26) in relation to any cross default or similar provision as a result of any of the above listed Suspended Defaults;
(27)
in relation to any breach of obligations, misrepresentation, cross default or similar provision arising from any Event of Default or acceleration occurring during the Standstill Period derived from the following circumstances in relation to debt documents contracted with HSBC Continental Europe, Citibank Europe PLC, Deutsche Bank, Sociedad Anónima Unipersonal or under the loan between Banco Santander and Wallbox USA Inc: (i) the execution and performance of this Agreement; (ii) any non-payment, including without limitation clauses 22 of the Asset Based Facility Agreement dated 22 March 2024 between Wall Box Chargers and HSBC Continental Europe (as may be amended from time to time), clause 7 of the Uncommitted Trade Loan Facility Agreement dated 9 February 2024 between the Wallbox entities and Citibank Europe Plc, clause 10.1 of the pledge

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v

agreements dated 22 March 2024 and 30 January 2025 between Wall Box Chargers and HSBC Continental Europe, and other non-payment provisions; (iii) HSBC Continental Europe's pledge over inventory that remains unregistered in the Barcelona Personal Property Registry and any requirement to update the pledged inventory in accordance with the terms of the pledge; (iv) mandatory prepayment clauses, including without limitation clause 5.4 of the Asset Based Facility Agreement and similar mandatory prepayment provisions; (v) financial covenants, ratios, financial maintenance provisions or similar financial metrics, including without limitation cash and cash equivalents maintenance covenants, inventory financing limits, borrowing base requirements, and any other ratio, covenant or financial metric; (vi) cross default provisions triggered by any of the foregoing defaults or by defaults under any other indebtedness of any Obligor; (vii) any breach of representations and warranties under any debt document, including without limitation those relating to the absence of defaults or events of default or financial condition; (viii) any breach of information or reporting obligations; (ix) any breach arising from insolvency, insolvency proceedings, creditor processes or similar events affecting any Obligor.

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Schedule 4
(GROUP'S TOTAL FINANCIAL INDEBTEDNESS)

[Intentionally omitted]

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